Exhibit 99.1

FBL Financial Group Reports Fourth Quarter 2008 Results and Declares Quarterly Dividend

WEST DES MOINES, Iowa--(BUSINESS WIRE)--February 19, 2009--FBL Financial Group, Inc.:

Financial Highlights
(Dollars in thousands, except per share data)
	Three months ended December 31,
	2008	2007
Net income (loss)	($19,228)	$11,883
Operating income (loss)	(5,276)	24,896
Earnings (loss) per common share (assuming dilution):
Net income (loss)	(0.64)	0.39
Operating income (loss)	(0.18)	0.82

FBL Financial Group, Inc. (NYSE: FFG) today reported a net loss for the fourth quarter of 2008 of $19.2 million, or $0.64 per diluted common share, compared to net income of $11.9 million, or $0.39 per diluted common share, for the fourth quarter of 2007.

Operating Loss(1). Operating earnings totaled a loss of $5.3 million for the fourth quarter of 2008, compared to operating income of $24.9 million in the fourth quarter of 2007. Operating loss per common share totaled $0.18 in the fourth quarter of 2008 compared to operating income per share of $0.82 in the fourth quarter of 2007. Operating income (loss) differs from the GAAP measure, net income (loss), in that it excludes the impact of realized/unrealized gains and losses on investments, the change in net unrealized gains and losses on derivatives and the cumulative effect of changes in accounting principles. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

Deferred Policy Acquisition Costs Charge. For the fourth quarter of 2008, FBL recorded a pre-tax charge of $29.6 million, or $0.64 per share after tax, in connection with the unlocking of deferred policy acquisition costs and deferred sales inducements (DAC) as well as additional amortization of $5.6 million pre-tax, or $0.12 per share after tax. This unlocking adjustment and increased amortization reflects updated surrender and withdrawal rate assumptions on annuities sold through FBL’s EquiTrust Life independent distribution channel, as well as lower expected profitability for this business. These assumptions were updated to reflect a very recent increase in surrender requests of EquiTrust Life’s index and multi-year guarantee annuity business due to the impact on policy provisions of a dramatic and rapid decrease in U.S. Treasury rates.

Capital and Liquidity. FBL estimates 2008 year end company action level risk based capital ratio of approximately 416 percent for Farm Bureau Life Insurance Company and approximately 300 percent for EquiTrust Life Insurance Company. In addition, FBL has more than $80 million available at the holding company. FBL maintains liquidity in the form of short-term investments and cash and cash equivalents, which as of year end 2008 totaled over $300 million.

These capital and liquidity positions reflect FBL’s steps taken in mid-2008 to slow the pace of sales growth at EquiTrust Life in order to preserve capital and the issuance of $100 million of debt capital in November 2008 from affiliated Farm Bureau entities.

As of December 31, 2008, the book value per share of FBL Financial Group common stock, including accumulated other comprehensive loss, was $8.46, compared with $29.98 a year ago. This decline reflects a decrease in the market value of investments resulting primarily from increased spreads due to distressed and volatile financial markets. Book value per share, excluding accumulated other comprehensive loss(2), decreased to $30.00 at December 31, 2008, from $31.19 at December 31, 2007.

“2008 was by far the most challenging year financially since FBL’s inception as a public company. Results for the year were disappointing, and reflect recognition of unfavorable financial and economic conditions,” said Chief Executive Officer Jim Noyce. “Despite the challenges brought on by the global economic crisis, our companies are well-capitalized and we have adequate liquidity to fulfill our commitments. In addition, Farm Bureau Life’s 2008 sales were strong and it continues to generate capital. Our Farm Bureau niche customer base is the foundation of our companies and this franchise is solid.”

Noyce added, “Looking ahead, we plan to maintain and build upon our capital strength through the management of EquiTrust Life premium levels, strict expense controls and a continual focus on enterprise risk management. These actions are designed to help us navigate through the current challenges and position FBL Financial Group for the future when we return to a more normal environment.”

Product Revenues Up. Premiums and product charges for the fourth quarter of 2008 increased seven percent to $71.4 million from $66.9 million in the fourth quarter of 2007. Interest sensitive and index product charges increased nine percent, while traditional life insurance premiums increased four percent.

Premiums collected(3) in the fourth quarter of 2008 totaled $346.7 million compared to $629.8 million in the fourth quarter of 2007. The Farm Bureau Life distribution channel had fourth quarter 2008 premiums collected of $136.4 million, an increase of 21 percent, reflecting a 144 percent increase in traditional annuity sales, a three percent increase in traditional and universal life insurance sales and a 43 percent decline in variable sales. The EquiTrust Life independent channel had $204.2 million of premiums collected in the fourth quarter of 2008, a decrease of 60 percent from the fourth quarter of 2007, reflecting the deliberate slowdown in sales in order to preserve capital.

Investment Income. Net investment income in the fourth quarter of 2008 increased 11 percent to $185.3 million from $166.5 million in the fourth quarter of 2007. This increase is due to an increase in average invested assets resulting primarily from premium inflows from Farm Bureau Life and EquiTrust Life as well as proceeds from additional debt. The annualized yield earned on average invested assets, with securities at cost, was 6.17 percent for the year ended December 31, 2008, compared to 6.19 percent for the same period of 2007. At December 31, 2008, 96 percent of the fixed maturity securities in FBL’s investment portfolio were investment grade debt securities.

Derivative Loss. FBL’s derivative loss totaled $37.3 million in the fourth quarter of 2008, compared to derivative loss of $52.2 million in the fourth quarter of 2007. The derivative loss reflects the impact of a decrease in the value of the underlying market indices on which call options supporting FBL’s index annuity business are based. At the policy anniversary, gains from call options, if any, are passed on to the policyholder in the form of index credits. In accordance with the accounting rules for derivatives (FAS 133), gains and losses on these call options are generally offset by a corresponding change in the value of index product embedded derivatives. Valuation adjustments made under FAS 133 have no relationship to any write-down in value of an invested asset due to credit concerns.

Realized/Unrealized Losses on Investments. In the fourth quarter of 2008, FBL recognized realized/unrealized losses on investments of $25.8 million compared to $0.8 million in the fourth quarter of 2007. The realized/unrealized losses on investments of $25.8 million are attributable to gains on sales of $1.0 million, losses on sales of $2.2 million and losses due to securities that were deemed other-than-temporarily impaired of $24.6 million. These other-than-temporary impairments, which after taxes and other offsets total $9.2 million, include write-downs to securities issued by Kaupthing Bank of Iceland, General Motors, Ford Motor Company, Circuit City, AbitibiBowater and others.

Benefits and Expenses. Benefits and expenses totaled $229.8 million in the fourth quarter of 2008, compared to $171.7 million in the fourth quarter of 2007. The increase in benefits and expenses is mainly attributable to the increase in DAC amortization from the previously mentioned unlocking charge. In addition, total death benefits increased to $25.8 million in the fourth quarter of 2008 compared to $20.2 million in the year ago quarter. By its nature, mortality experience can fluctuate from quarter to quarter. As previously reported, FBL has taken several actions to reduce expenses in recent months, including workforce reductions, eliminating open positions, streamlining operations and freezing executive salaries.

Further Financial Information. Further information on FBL Financial Group’s financial results, including investment detail and results by segment, may be found in FBL's financial supplement, available on FBL's website, www.fblfinancial.com, and in FBL’s 2008 Form 10-K, filed today with the Securities and Exchange Commission.

Guidance. Due to volatile market conditions and the extraordinary events affecting financial companies, FBL will not provide 2009 earnings guidance. FBL management will discuss their outlook for the future, overall market conditions and fourth quarter 2008 financial results on their conference call with investors as scheduled below.

Quarterly Dividend. FBL’s Board of Directors declared a quarterly cash dividend of $0.125 per share on its Class A and Class B common stock. The dividend will be payable on March 31, 2009 to shareholders of record as of March 13, 2009. There are 28,976,158 shares of Class A common stock and 1,192,990 shares of Class B common stock, for a total of 30,169,148 common shares outstanding.

Conference Call. The call will be held tomorrow, February 20, 2009, at 11 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL's website, www.fblfinancial.com.

Certain statements in this release concerning FBL’s prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL’s reports filed with the Securities and Exchange Commission and include, but are not limited to, the current difficult financial markets, the current state of the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, competitive factors, the ability to attract and retain sales agents and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended Dec. 31,		Year ended Dec. 31,
	2008	2007	2008	2007
REVENUES
Interest sensitive and index product charges	$33,362	$30,484	$127,199	$114,529
Traditional life insurance premiums	38,002	36,419	149,186	144,682
Net investment income	185,317	166,471	707,872	628,031
Derivative loss	(37,261)	(52,227)	(208,793)	(4,951)
Realized/unrealized gains (losses) on investments	(25,785)	(775)	(156,309)	5,769
Other income	5,945	6,484	25,310	26,539
Total revenues	199,580	186,856	644,465	914,599
BENEFITS AND EXPENSES
Interest sensitive and index product benefits	120,118	105,144	440,430	442,544
Change in value of index product embedded derivatives	(18,334)	(12,334)	(189,354)	(5,907)
Traditional life insurance benefits	23,677	21,132	96,884	90,808
Increase in traditional life future policy benefits	9,744	9,613	43,255	37,682
Distributions to participating policyholders	4,958	5,306	20,064	21,420
Underwriting, acquisition and insurance expenses	77,034	31,978	221,393	161,820
Interest expense	6,204	4,430	19,567	16,666
Other expenses	6,427	6,389	24,104	23,760
Total benefits and expenses	229,828	171,658	676,343	788,793
	(30,248)	15,198	(31,878)	125,806
Income taxes	11,028	(3,800)	13,662	(41,051)
Minority interest in loss of subsidiaries	40	52	71	49
Equity income (loss), net of related income taxes	(48)	433	(4)	1,535
Net income (loss)	$(19,228)	$11,883	$(18,149)	$86,339

Earnings (loss) per common share - assuming dilution	$(0.64)	$0.39	$(0.61)	$2.84

Weighted average common shares	29,925,920	29,787,324	29,893,909	29,714,262
Effect of dilutive securities	-	625,891	-	607,355
Weighted average common shares – diluted	29,925,920	30,413,215	29,893,909	30,321,617

(1) Reconciliation of Net Income (Loss) to Operating Income (Loss) - Unaudited

In addition to net income (loss), FBL Financial Group has consistently utilized operating income (loss), a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income (loss) equals net income (loss) adjusted to eliminate the impact of realized/unrealized gains and losses on investments, the change in net unrealized gains and losses on derivatives and the cumulative effect of changes in accounting principles. FBL uses operating income (loss), in addition to net income (loss), to measure its performance since realized/unrealized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter, and the cumulative effect of change in accounting principles is a nonrecurring item. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income (loss). This non-GAAP measure is used for goal setting, determining company-wide short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income (loss), together with net income (loss), provides information that may enhance an investor’s understanding of FBL’s underlying results and profitability. A reconciliation of net income (loss) to operating income (loss) is provided in the following table (dollars in thousands, except per share data):

	Three months ended Dec. 31,		Year ended Dec. 31,
	2008	2007	2008	2007

Net income (loss)	$(19,228)	$11,883	$(18,149)	$86,339
Adjustments:
Net realized/unrealized (gains) losses on investments (a)	12,009	213	79,542	(4,500)
Net change in unrealized gains/losses on derivatives (a)	1,943	12,800	(11,801)	13,500
Cumulative effect of change in accounting principle	-	-	-	283
Operating income (loss)	$(5,276)	$24,896	$49,592	$95,622

Operating income (loss) per common share - assuming dilution	$(0.18)	$0.82	$1.64	$3.15
Weighted average common shares – diluted, operating income basis	29,925,920	30,413,215	30,077,104	30,321,617

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred policy acquisition costs, deferred sales inducements, value of insurance in force acquired and income taxes attributable to these items.

(2) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Loss - Unaudited

	Dec. 31,	Dec. 31,
	2008	2007
Book value per share	$8.46	$29.98
Per share impact of accumulated other comprehensive loss	(21.54)	(1.21)
Book value per share, excluding accumulated other comprehensive loss	$30.00	$31.19

Book value per share excluding accumulated other comprehensive loss is a non-GAAP financial measure. Accumulated other comprehensive loss totaled $649.8 million at December 31, 2008 and $36.3 million at December 31, 2007. Since accumulated other comprehensive loss fluctuates from quarter to quarter due to unrealized changes in the fair market value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

(3) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	Dec. 31,	Dec. 31,
	2008	2007
Assets
Investments	$10,854,059	$11,067,070
Cash and cash equivalents	37,710	84,015
Deferred policy acquisition costs	1,365,609	991,155
Deferred sales inducements	420,147	321,263
Other assets	805,869	601,618
Assets held in separate accounts	577,420	862,738
Total assets	$14,060,814	$13,927,859

Liabilities and stockholders’ equity
Policy liabilities and accruals	$11,933,392	$10,900,658
Other policyholders’ funds	682,599	608,894
Debt	430,451	316,930
Other liabilities	178,491	335,657
Liabilities related to separate accounts	577,420	862,738
Total liabilities	13,802,353	13,024,877

Minority interest in subsidiaries	96	91

Stockholders’ equity	258,365	902,891
Total liabilities and stockholders’ equity	$14,060,814	$13,927,859

Common Shares Outstanding	30,168,879	30,019,728

FFG-1

CONTACT:
Kathleen Till Stange, 515-226-6780
Investor Relations Vice President
Kathleen.TillStange@FBLFinancial.com